Exhibit 99.1
SandRidge Energy, Inc. Acquires Additional Interests and Terminates Executive Well Participation Plan
Oklahoma City, Oklahoma, October 10, 2008 — SandRidge Energy, Inc. (NYSE:SD) (“SandRidge”) today announced that it agreed with its Chairman and CEO, Tom L. Ward and certain of his affiliated entities, to acquire all of Mr. Ward’s working interest and related reserves in wells drilled by SandRidge since June 2006 pursuant to SandRidge’s Well Participation Plan (the “Plan”). SandRidge paid $60.0 million in cash for the interests, subject to post-closing adjustments. In connection with the acquisition, Mr. Ward and SandRidge agreed to terminate the Plan. SandRidge expects that the acquisition and termination of the Plan will increase its net proved reserves by approximately 43 Bcf of natural gas equivalent.
The Plan provided that for as long as Mr. Ward was employed by SandRidge, he had a right to participate in and pay up to a 3% of 8/8ths working interest in all wells (subject to certain exceptions) drilled by SandRidge through at least 2016, after which the company could elect to terminate. Termination of the Plan will permit SandRidge to retain a greater working interest in future wells, thus increasing its net ownership in proved undeveloped reserves.
The transaction was unanimously approved by the disinterested members of the Board of Directors, who engaged an independent financial advisor to provide an opinion as to the fairness to SandRidge from a financial point of view of the consideration to be paid in the transaction.
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102-6406
(405) 429-5520
SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma, with its principal focus on exploration and production. SandRidge also owns and operates gas gathering and processing facilities and CO2 treating and transportation facilities, and has marketing and tertiary oil recovery operations. In addition, SandRidge owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s Internet address is http://www.sandridgeenergy.com.